CALCULATION OF FILING FEE TABLES

Schedule 14A
(Form Type)

DecisionPoint Systems, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1 - Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee Rate	Amount of Filing Fee
Fees to be Paid	$84,042,619.70	(1)(2)	0.0001476	$12,404.69	(3)
Fees Previously Paid	$0			$0
Total Transaction Valuation	$84,042,619.70
Total Fees Due for Filing				$12,404.69
Total Fees Previously Paid				$0
Total Fee Offsets				$0
Net Fee Due				$12,404.69

(1)
Aggregate number of securities to which transaction applies: As of May 14, 2024, the maximum number of shares of the Company’s common stock, par value $0.001 per share (“common stock”), to which this transaction applies is estimated to be 8,466,647, which consists of (i) 7,681,000 shares of common stock entitled to receive the per share merger consideration of $10.22; (ii) 485,647 shares of common stock underlying stock options, which may be entitled to receive the estimated consideration of $5.10 per share (which is the difference between the per share merger consideration of $10.22 and the weighted average exercise price of $5.12 per share); and (iii) 300,000 shares of common stock underlying restricted stock units, which may be entitled to receive the per share merger consideration of $10.22.

(2)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of May 14, 2024, the underlying value of the transaction was calculated based on the sum of (i) the product of 7,681,000 shares of common stock and the per share merger consideration of $10.22; (ii) the product of 485,647 shares of common stock underlying stock options and $5.10 per share (which is the difference between the per share merger consideration of $10.22 and the weighted average exercise price of $5.12 per share); and (iii) the product of 300,000 shares of common stock underlying restricted stock units and the per share merger consideration of $10.22.

(3)
In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Exchange Act Rule 0-11, the filing fee was determined as the product of the proposed maximum aggregate value of the transaction as calculated in note (2) above multiplied by 0.0001476.